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                                [BDO LETTERHEAD]


May 3, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Inamed Corporation and Subsidiaries (the "Company") which has been filed with the Commission on April 20, 2000, pursuant to Item 4 of Form 8-k and we agree with such statements, except as follows:

BDO disagrees with the Company's statements in the second paragraph of Item 4. BDO had the following disagreement with management:

During its review of the Company's interim financial statements for the quarter ended June 30, 1999, BDO questioned the impact of the "anti-dilution" provisions in certain officer warrant agreements on the number of shares issuable upon exercise of the warrants. When BDO and the Company's management were unable to agree as to the intent of the officer warrant agreements, the matter was brought to the attention of the Company's Board of Directors. The Board of Directors resolved the matter to BDO's satisfaction.

BDO is not in a position to agree or disagree with the Company's statements in the fourth paragraph of Item 4.

Very truly yours,


/s/ BDO Seidman, LLP